Exhibit 10.1

July 12, 2021

Alex Johnson

Dear Alex,

It is my pleasure to officially offer you a promotion to Chief Business Officer & Head of Testing Services reporting to Reg Seeto, President & CEO.

This is a full-time exempt role at the Company with annual salary of $375,000.00 paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck. You will now be eligible to earn target incentive compensation at 60% of your base salary. Bonus payout will be prorated for 2021 based on the effective date of this promotion. This promotion and new salary will be effective July 19, 2021.

Subject to the approval of the Board of Directors of the Company you will be granted an option to purchase 13,333 shares of the Company’s Common Stock. This option shall vest, subject to your continued employment with the Company, as to 25% one fourth (1/4) of the shares on the one-year anniversary of grant date, the remaining 75% of your option grant shall vest one forty-eighth (1/48th) per month (grant day) over the remaining 36 months. Details of the price of these options will be provided in your stock option grant and determined by the board of directors

You are also eligible to receive equity in the organization in the form of RSUs. Subject to the approval of the Board of Directors of the Company, you will be granted restricted stock units of 13,333. 25% of the Restricted Stock Units will vest on the 1-Year anniversary of the Vesting Commencement Date and 25% of the Restricted Stock Units will vest each year thereafter on the same date as the Vesting Commencement date, subject to Participant continuing to be a Service Provider through each such date.

I am excited about this opportunity and I’m looking forward to an exciting year of growth and execution as we are “Building for the Future”!

Sincerely,

Reginald Seeto
CEO & President